EXHIBIT 3.1

FOURTH AMENDMENT TO TESSERA TECHNOLOGIES, INC.

AMENDED AND RESTATED BYLAWS

Dated: August 10, 2011

Pursuant to the resolutions duly adopted by the Board of Directors of Tessera Technologies, Inc., a Delaware corporation (the "Company"), effective August 10, 2011, the Amended and Restated Bylaws of the Company, as amended May 12, 2010, April 13, 2011 and May 11, 2011 (the "Bylaws"), are amended as follows.

Section 3.2 of the Bylaws is hereby amended by replacing the first sentence of Section 3.2 with the following: "The authorized number of directors shall be six (6) until changed by a proper amendment to this Section 3.2."

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